Exhibit 99.3

Trammell Crow Company

Balance Sheet

(in thousands)

	June 30, 2004	December 31, 2003
	(UNAUDITED)	(A)
Assets:
Current assets
Cash and cash equivalents	$78,610	$105,616
Restricted cash	6,680	7,647
Accounts receivable, net of allowance for doubtful accounts	94,388	97,479
Receivables from affiliates	1,521	1,593
Notes and other receivables	6,396	9,876
Deferred income taxes	3,704	3,754
Real estate under development (B)	16,622	44,905
Real estate and other assets held for sale (C)	21,491	43,221
Other current assets	20,546	21,686
Total current assets	249,958	335,777

Furniture and equipment, net	20,514	21,305
Deferred income taxes	19,958	19,898
Real estate under development (B)	58,600	6,345
Real estate held for investment (B)	108,380	74,121
Investments in unconsolidated subsidiaries (D)	66,557	65,025
Goodwill, net	74,341	74,346
Receivables from affiliates	17,972	14,485
Other assets	15,987	18,824
	$632,267	$630,126

Liabilities and Stockholders’ Equity:
Current liabilities
Accounts payable	$18,339	$16,183
Accrued expenses	91,606	116,044
Payables to affiliates	53	104
Income taxes payable	1,664	7,468
Current portion of long-term debt	1,074	1,081
Current portion of capital lease obligations	700	1,297
Current portion of notes payable on real estate	26,873	57,270
Liabilities related to real estate and other assets held for sale (E)	13,404	26,747
Other current liabilities	8,842	9,834
Total current liabilities	162,555	236,028
Long-term debt, less current portion	11	10,014
Capital lease obligations, less current portion	575	714
Notes payable on real estate, less current portion	82,914	20,386
Other liabilities	8,907	6,459
Total liabilities	254,962	273,601
Minority interest	40,114	28,896

Stockholders’ equity
Preferred stock	—	—
Common stock	377	377
Paid-in capital	194,795	192,336
Retained earnings	156,667	151,560
Accumulated other comprehensive income (loss)	1,081	1,106
Less: Treasury stock	(1,001)	(8,363)
Unearned stock compensation, net	(14,728)	(9,387)
Total stockholders’ equity	337,191	327,629
	$632,267	$630,126

(A) In accordance with FAS 144, certain assets and liabilities at December 31, 2003, have been reclassified to conform to the presentation at June 30, 2004.

(B) Total real estate owned was $203,815 and $166,955 at June 30, 2004 and December 31, 2003, respectively.

(C) Real estate and other assets held for sale consist of the following:

	June 30, 2004	December 31, 2003
Real estate (B)	$20,213	$41,584
Other assets	1,278	1,637
	$21,491	$43,221

(D) Investments in unconsolidated subsidiaries consist of the following:

	June 30, 2004	December 31, 2003
Real estate development	$35,595	$35,546
Other	30,962	29,479
	$66,557	$65,025

(E) Liabilities related to real estate and other assets held for sale consist of the following:

	June 30, 2004	December 31, 2003
Notes payable on real estate	$12,953	$25,610
Other liabilities	451	1,137
	$13,404	$26,747